Exhibit 21.1

Subsidiaries of Registrant

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Globe Intermediate Corp.	Delaware
GOBP Holdings, Inc. GOBP MidCo, Inc. Grocery Outlet, Inc. Amelia’s, LLC	Delaware Delaware California Delaware